Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees

Neuberger Berman Equity Funds

We consent to the use of our reports dated October 10, 2003 for Neuberger Berman Century Fund, Neuberger Berman Manhattan Fund, Neuberger Berman Millennium Fund, Neuberger Berman Regency Fund, and Neuberger Berman Socially Responsive Fund, each a series of the Neuberger Berman Equity Funds, incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

December 17, 2004